EXHIBIT 99.1

News

Contacts:
Alkermes:
Investors:
Rebecca Peterson
(617) 583-6378
rebecca.peterson@alkermes.com

Media:
Jaren Madden
(617) 583-6402
jaren.madden@alkermes.com

Cephalon:
Investors:
Chip Merritt
(610) 738-6376
cmerritt@cephalon.com

Media:
Sheryl Williams
(610) 738-6493
swilliam@cephalon.com

For Immediate Release

Cephalon and Alkermes Announce Agreement

For the Commercialization of Vivitrex® For the Treatment

Of Alcohol Dependence

— Companies to Share Profits from Future Sales of Vivitrex Equally —

— Companies to Hold Conference Call at 9:00 am EDT Today —

Frazer, PA and Cambridge, MA, June 24, 2005 — Cephalon, Inc. (Nasdaq: CEPH) and Alkermes, Inc. (Nasdaq: ALKS) announced today that they have entered into an agreement to develop and commercialize Vivitrex® (naltrexone long-acting injection) in the United States.  Vivitrex is an investigational drug in development by Alkermes for the treatment of alcohol dependence.  Alkermes submitted a New Drug Application (NDA) for Vivitrex to the U.S. Food and Drug Administration (FDA) on March 31, 2005, which has been granted priority review.

Under the terms of the agreement, Cephalon will make an initial payment of $160 million cash to Alkermes and an additional $110 million cash payment if Vivitrex is approved by the FDA.  Alkermes could receive up to an additional $220 million in milestone payments that are contingent on attainment of certain agreed-upon sales levels of Vivitrex.

“In creating and building new markets for PROVIGIL, we have established a proven track record of launching and growing innovative products,” said Frank Baldino, Jr., Ph.D., Chairman and CEO of Cephalon.  “We believe the characteristics of the alcohol dependence market parallel those we encountered when we first launched PROVIGIL to treat excessive sleepiness.  We are pleased to add Vivitrex to our growing portfolio of products and look forward to a very successful partnership with Alkermes.”

“We believe Cephalon brings the commercial capabilities and infrastructure required for a successful product launch, and we look forward to a productive partnership,” said Richard Pops, CEO of Alkermes. “In addition, this agreement highlights the value of our Vivitrex development program and fulfills an important business objective for Alkermes.”

Cephalon and Alkermes will form a joint commercialization team and will share responsibility for developing the commercial strategy for Vivitrex.  Cephalon will have primary responsibility for the marketing and sale of Vivitrex and Alkermes will augment this effort with a team of treatment system specialists.  Alkermes also will be responsible for obtaining marketing approval for Vivitrex for the treatment of alcohol dependence and for manufacturing the product.

Cephalon will record net sales from Vivitrex in the United States.  Alkermes will be responsible for certain development and registration costs, up to product approval.  Alkermes is responsible for any cumulative losses up to $120 million until the later of December 31, 2007, or 18 months after FDA approval of the product.  During this time period, cumulative losses exceeding $120 million will be borne by Cephalon.  After this time period, any pre-tax profit or loss will be shared equally by the companies.

About Alcohol Dependence

In the United States, approximately 18 million people are dependent on or abuse alcohol(1) and an estimated 2.3 million adults seek treatment each year(2).  Even among individuals currently seeking treatment, the majority relapse(3).  Taking prescribed medication, an important determinant in therapeutic outcomes(4), is particularly challenging for patients with addictive disorders such as alcohol dependence(5).  Alcohol is causally related to more than 60 medical conditions, including heart disease, liver disease, infectious disease, and cancer(6)(7), and contributes to more than 100,000 deaths in the U.S. each year(8).  In addition, alcohol abuse and dependence accounts for approximately $134 billion in lost earnings annually(9).

(1)          Grant BF, Dawson DA, Stinson FS, Chou SP, Dufour MC and Pickering RP. The 12-month prevalence and trends in DSM-IV alcohol abuse and dependence: United States, 1991–1992 and 2001–2002.  Drug and Alcohol Dependence 2004; 74: 223–234.

(2)          Substance Abuse and Mental Health Services Administration Survey, 2002.

(3)          Prochaska JO, DiClemente CC, Norcross JC.  In search of how people change. Applications to addictive behaviors.  American Psychologist 1992; 47: 1102-1114.

(4)          Weiss RD.  Adherence to pharmacotherapy in patients with alcohol and opioid dependence.  Addiction 2004; 99: 1382-1392.

(5)          Rinn W, Desai N, Rosenblatt H, Gastfriend DR.  Addiction denial and cognitive dysfunction: A preliminary investigation.  J Neuropsychiatry Clin Neurosci 2002; 14: 52-57.

(6)          Room R, Babor T, Rehm J.  Alcohol and public health.  Lancet 2005; 365: 519-530.

(7)          Bagnardi V; Blangiardo M; Vecchia C, et al. Alcohol consumption and the risk of cancer.  Alcohol Res Health. 2001; 25(4): 263-270.

(8)          McGinnis JM, Foege WH. Mortality and morbidity attributable to use of addictive substances in the United States.  Proc Assoc. Am. Physicians. 1999; 111:109-118.

(9)          US DHHS:  The Economic Costs of Alcohol and Drug Abuse in the United States: Estimates, Update Methods, and Data, 2000.

About Vivitrex

Vivitrex is a long-acting, injectable form of naltrexone that is under development as a once-monthly treatment regimen utilizing Alkermes’ proprietary Medisorb® drug-delivery technology.  Naltrexone is a non-addictive, non-aversive agent that binds to opioid receptors in the brain.  In people with alcohol dependence, it is believed that this blockade diminishes craving for alcohol and leads to a greater ability to resist urges to drink excessively.  The Vivitrex clinical development program has been funded in part with a Small Business Innovation Research Program grant from the National Institute on Alcohol Abuse and Alcoholism (NIAAA).

Conference Call and Webcast

Alkermes and Cephalon will host an investor conference call on June 24, 2005 at 9:00 a.m. EDT.  The conference call may be accessed by dialing 1-866-793-1307 for domestic callers and 1-703-639-1309 for international callers.  The conference call ID number is 729847.  Additionally, the call will be webcast on the investor relations sections of Cephalon’s and Alkermes’ websites and archived on these sites until Friday, July 1, 2005 at 5:00 p.m.

A replay of the conference call will be available from 11:30 a.m. on June, 24, 2005 through 5:00 p.m. on July 1, 2005, and may be accessed by dialing 1-888-266-2081 for domestic callers and 1-703-925-2533 for international callers. The replay access code is 729847.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products to treat sleep and neurological disorders, cancer and pain.

Cephalon currently employs more than 2,300 people in the United States and Europe.  U.S. sites include corporate headquarters in Frazer, Pennsylvania, and offices, research and development or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.  Cephalon’s major European offices are located in Guildford, England, Martinsried, Germany, and in Maisons-Alfort, France.

The company currently markets three proprietary products in the United States:  PROVIGIL®(modafinil) Tablets [C-IV], GABITRIL® (tiagabine hydrochloride) and ACTIQ®(oral transmucosal fentanyl citrate) [C-II] , and more than 20 products internationally.  Further information about Cephalon and full prescribing information on its U.S. products is available at www.cephalon.com or by calling 1-800-896-5855.

About Alkermes, Inc.

Alkermes, Inc. is a pharmaceutical company that develops products based on sophisticated drug delivery technologies to enhance therapeutic outcomes in major diseases.  The Company’s lead commercial product, Risperdal Consta® [(risperidone) long-acting injection], is the first and only long-acting atypical antipsychotic medication approved for use in schizophrenia, and is marketed worldwide by Janssen-Cilag (Janssen), a wholly owned subsidiary of Johnson & Johnson.  The Company’s lead proprietary product candidate, Vivitrex® (naltrexone long-acting injection), is being developed as a once-monthly injection for the treatment of alcohol dependence.  The Company has a pipeline of extended-release injectable products and pulmonary drug products based on its proprietary technology and expertise.  Alkermes’ product development strategy is twofold: the Company partners its proprietary technology systems and drug delivery expertise with several of the world’s finest pharmaceutical companies and it also develops novel, proprietary drug candidates for its own account.  The Company’s headquarters are in Cambridge, Massachusetts, and it operates research and manufacturing facilities in Massachusetts and Ohio.

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: the successful registration, launch, commercialization and manufacture of Vivitrex; the achievement of certain business and operating milestones and future operating results relating to this collaboration, particularly with respect to future sales or profits, if any, of Vivitrex; the successful continuation of development activities, including clinical, regulatory and manufacturing development of Vivitrex; the building of a sales and marketing infrastructure; the expected benefits of the collaboration agreement between the parties, including with respect to Cephalon’s commercial capabilities and infrastructure and the strength and value of the Alkermes development program; and, the successful expansion of existing manufacturing capacity for Vivitrex from clinical trial scale to commercial scale.  Although both Cephalon and Alkermes believe that such statements are based on reasonable assumptions within the bounds of their respective knowledge, the forward-looking statements are neither promises nor guarantees, and both the Alkermes and Cephalon businesses are subject to significant risk and uncertainties.  As such, there can be no assurance that either or both of Cephalon’s or Alkermes’ actual results will not differ materially from their respective expectations.  Such expectations are subject to risks, including: the delay or denial of marketing approval of Vivitrex from the FDA resulting from, among other things, adverse FDA decisions or interpretations of data that differ from Alkermes’ interpretations and that may require additional clinical trials or potential changes in the cost, scope and duration of clinical trials, or, if approved, the inability to successfully launch, increase sales of or sustain the product in the market; the inability to successfully and efficiently scale-up manufacturing for Vivitrex; the delay of approval or commercialization of Vivitrex; the outcome of clinical work Alkermes is pursuing, including the results of clinical trials; and, adverse decisions by the FDA regarding Vivitrex, resulting from among other things interpretations of data that differ from Alkermes’ interpretations and that may require additional clinical trials or potential changes in the cost, scope and duration of clinical trials.  For further information with respect to specific risks, uncertainties and factors that could cause actual results to differ from expectations, reference is made to the reports on Forms 8-K, 10-Q and 10-K that Cephalon and Alkermes each filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  The forward-looking statements made in this release are made only as of the date hereof and both Cephalon and Alkermes disclaim any intention or responsibility for updating such statements, except as may be required by law.

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